                                                                   EXHIBIT 23.1
                           [ERNST & YOUNG LETTERHEAD]



To: Board of Directors
Commtouch Software LTD.


We have audited the consolidated financial statements of Commtouch Software LTD. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated March 15, 1999 (except for Note 11, as to which the date is July 12, 1999)(included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                               /s/ KOST, FORER & GABBAY
                                        ---------------------------------------
                                                   Kost, Forer & Gabbay
                                        A member of Ernst & Young International



Tel-Aviv, Israel
July 12, 1999